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                                                                EXHIBIT 99(A)(4)

                        FORM OF MEMO TO OPTION HOLDERS

Date:     May 1, 2002

To:       All Ventiv Health Stock Optionees

From:     Eran Broshy

Subject:  Stock Option Exchange Program


Ventiv Health is committed to providing through our stock option program key employees with Company ownership opportunities and the opportunity to share in the upside of Ventiv Health's future success. However in light of recent stock market volatility, many of our outstanding options have exercise prices that are significantly higher than the current market price of our stock.

In order to address this issue and offer our key employees the appropriate incentives, we are offering optionees a Stock Option Exchange Program. Through this program you may exchange all or some of your existing stock options for new ones on a 1:1 basis. While there are some potential risks, we believe that this program can potentially create enhanced upside value for you. There are particular terms and conditions associated with exchanging your options, so it is important for you to review the materials provided in this packet.

The Company recognizes that the decision to accept this offer is an individual one that should be based on a variety of factors, and you should consult your own legal counsel, accountant and/or other financial advisor for questions about your financial or tax situation.

Regardless of whether you accept or reject this offer to exchange your options, you must complete and sign the Employee Election Form and return it to Christina Kincel, the Company's Stock Option Plan Administrator, before 5 p.m., Eastern Daylight Time, on May 31, 2002.

If you have any questions regarding the Program please contact Christina Kincel at ckincel@ventiv.com or (732) 537-4811.

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                       SUMMARY OF TERMS OF OPTION EXCHANGE

                           YOU MUST RESPOND BY 5 P.M.,
                             EASTERN DAYLIGHT TIME,
                                 ON MAY 31, 2002

         You must check your election and sign and date the Election Form and return it to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002. If you have any questions, please contact Christina Kincel at (732) 537-4811, by fax at (732) 537-4929 or by email at ckincel@ventiv.com. The following summarizes some of the terms and conditions of the offer to exchange options. Please read the Offer to Exchange as well because the information in this summary is not complete.

         WHO CAN PARTICIPATE IN THE EXCHANGE? We are offering to exchange all outstanding stock options that are outstanding under our 1999 Stock Option Plan, other than options held by (i) individuals who are not employees or consultants of the Company or one of its subsidiaries on the date this Offer to Exchange expires and (ii) employees of Ventiv Health Communications, Inc. ("VHC"). The offer is being made on a grant-by-grant basis, and you need not exchange all of your options in order to participate. However, if you exchange any options in the offer, you must include in the exchange all options granted to you between November 30, 2001 and May 31, 2002. For example, if you elect to exchange a grant that you received on January 29, 2001 for 1,000 options, you must exchange all 1,000 options; you cannot exchange only 500 of those options.

         HOW MANY NEW OPTIONS WILL I RECEIVE? The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. Take a look at this now and contact Christina Kincel if you have any questions.

         WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS? The exercise price of the new options will equal the greater of the fair market value of the Company's common stock on the date of grant of the new options or $4.00. This will be determined based upon the last reported sale price of our common stock on the date of grant of the new options. Because we will not grant new options until at least six months and one day after the date that we cancel the options accepted for exchange, it is possible that the new options may have a higher exercise price than some or all of your current options.

         WHAT IS THE VESTING PERIOD OF THE NEW OPTIONS? The new options will vest over the longer of (1) a new two-year vesting schedule commencing on the date of issuance of the new options or (2) the current vesting schedule applicable to the tendered options, without taking into account the period between the closing of the exchange offer (which is expected to occur on May 31, 2002) and the date the new options are issued. The length of the vesting schedule will be determined solely by its end date and not by reference to the percentage of options vested at any point in time prior to its end date, and the determination will be made on a grant-by-grant basis. If the new schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance. If the current schedule is determined to apply, vesting will be suspended under the current vesting schedule for the applicable grant and will begin again on the date the new options are granted. For example, if the current schedule is determined to apply and if an option grant were 50% vested under the current schedule on the date the closing of the exchange offer takes place, it would still be 50% vested on the date the new options are granted, and the intervening approximately six-month-and-one-day period would be ignored for purposes of the vesting schedule. Each new option will have a term that expires on the expiration date as stated in the new option agreement.




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         WHAT IS THE TERMINATION DATE OF THE NEW OPTIONS? Each new option will have a term that expires on the expiration date as stated in the new option agreement.

         WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although the Board of Directors has approved this offer, neither we nor the Board of Directors makes any recommendation as to whether or not you should tender your options. You must make your own decision as to whether to tender options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor.

         WHAT HAPPENS IF I AM NO LONGER EMPLOYED BY THE COMPANY WHEN NEW OPTIONS ARE GRANTED? In order to receive a grant of new option, you must be an employee of or consultant to the Company or one of our subsidiaries (other than VHC) on the date of grant of the new options, which will be on or about the first business day that is at least six months and one day following the date of cancellation of the eligible options. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF OR CONSULTANT TO THE COMPANY OR ONE OF OUR SUBSIDIARIES (OTHER THAN
VHC) FROM THE DATE THAT YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE THAT WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. This means that if you die or quit or we terminate your employment or engagement prior to the date that we grant new options, you will not receive anything for the options that you tendered and we cancelled. Participation in the offer does not confer upon you the right to remain in the employ of the company or any of our subsidiaries.

         WHAT HAPPENS TO YOUR ELIGIBLE OPTIONS IF YOU ACCEPT THE OFFER? If you accept the offer, all of your tendered options will be cancelled and you will have no further right or interest in those options, whether vested or unvested.

         WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep the tendered options, and you will not receive any new options. In such event, no changes will be made to your current options.

         CAN I CHANGE MY MIND? Yes. After you turn in the Election Form, you can change your election any time by delivering a signed change in election form to Christina Kincel before 5 p.m., Eastern Daylight Time, on May 31, 2002 (unless we extend the deadline). Christina Kincel can provide you with a notice for a change in election, and you may contact her at (732) 537-4811 or ckincel@ventiv.com.



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